Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 18, 2013, (except for the last paragraph of Note 20, as to which the date is July       , 2013) in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-188866) and related Prospectus of WCI Communities, Inc. dated July       , 2013.

Ernst & Young LLP
Miami, Florida
July       , 2013

        The foregoing consent is in the form that will be signed upon the completion of the stock split described in the last paragraph of Note 20 to the consolidated financial statements.

/s/ Ernst & Young LLP
Miami, Florida
July 12, 2013